Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Fifty-two Weeks Ended December 31, 2011

Warren, MI – February 23, 2012 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and year ended December 31, 2011.

For the thirteen weeks ended December 31, 2011, operating revenues increased 11.8%, or $18.5 million, to $174.6 million from $156.1 million for the thirteen weeks ended December 31, 2010, and our operating ratio improved 20 basis points to 96.5% for the thirteen weeks ended December 31, 2011 from 96.7% for the thirteen weeks ended December 31, 2010. Included in operating revenues are fuel surcharges of $22.4 million and $14.1 million for the thirteen weeks ended December 31, 2011 and December 31, 2010, respectively. Income from operations increased by 16.5%, or $0.9 million, to $6.0 million for the thirteen weeks ended December 31, 2011 from $5.2 million for the thirteen weeks ended December 31, 2010, and net income increased by $0.4 million, to $3.5 million, or $0.23 per basic and diluted share, for the thirteen weeks ended December 31, 2011, from $3.2 million, or $0.20 per basic and diluted share, for the thirteen weeks ended December 31, 2010.

Universal’s truckload revenue for the thirteen weeks ended December 31, 2011 increased by 13.4% to $104.2 million from $91.9 million in the corresponding period of 2010. Included in truckload revenue for the thirteen weeks ended December 31, 2011 is $2.2 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the thirteen weeks ended December 31, 2011 increased by 11.1% to $46.3 million from $41.6 million in the corresponding period of 2010. Included in brokerage revenue for the thirteen weeks ended December 31, 2011 is $0.8 million of revenue from our acquisition completed in the first quarter of 2011. Intermodal revenue for the thirteen weeks ended December 31, 2011 increased by 6.8% to $24.2 million from $22.7 million in the corresponding period of 2010.

For the year ended December 31, 2011, operating revenues increased 15.5%, or $93.8 million, to $699.8 million from $605.9 million for the year December 31, 2010, and our operating ratio improved 100 basis points to 96.5% for the year ended December 31, 2011 from 97.5% for the year ended December 31, 2010. Included in operating revenues are fuel surcharges of $88.6 million and $54.2 million for the year ended December 31, 2011 and December 31, 2010, respectively. Income from operations increased by 58.7%, or $9.0 million, to $24.4 million for the year ended December 31, 2011 from $15.4 million for the year ended December 31, 2010, and net income increased by $3.1 million, to $15.8 million, or $1.01 per basic and diluted share, for the year ended December 31, 2011, from $12.7 million, or $0.80 per basic and diluted share, for the year ended December 31, 2010. Included in net income for the year ended December 31, 2011 were $0.7 million, or $0.04 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale compared to $3.2 million, or $0.20 per basic and diluted share, for year ended December 31, 2010.

Universal’s truckload revenue for the year ended December 31, 2011 increased by 14.3% to $423.2 million from $370.1 million in the corresponding period of 2010. Included in truckload revenue for the year ended December 31, 2011 is $8.9 million of revenue from our acquisitions completed since the first quarter of 2011. Brokerage revenue for the year ended December 31, 2011 increased by 17.5% to $173.8 million from $148.0 million in the corresponding period of 2010. Included in brokerage revenue for the year ended December 31, 2011 is $1.2 million of revenue from our acquisitions completed since the first quarter of 2011. Intermodal revenue for the year ended December 31, 2011 increased by 16.9% to $102.8 million from $87.9 million in the corresponding period of 2010.

“I am pleased with Universal’s 2011 fourth quarter and full year operating results,” stated Universal’s President and CEO, Don Cochran. “Overall our continued revenue growth was driven by increases in our operating revenues per load and the number of loads we hauled, as well as increases in the fuel surcharges we pass along to our owner-operators. Income from operations increased by 16.5% in the fourth quarter of 2011 compared to the same period last year, and by 58.7% for the full year 2011 compared to 2010. Excluding fuel surcharges, we improved our operating ratio by 40 basis points in the fourth quarter of 2011 compared to the same period last year, and by 120 basis points for all of 2011. Included in our earnings per share for 2010 and 2011 were $0.20 and $0.04, respectively, of after-tax gains from the sales of securities. Excluding these gains, our earnings increased from $0.60 per share to $0.97 per share, a 61.7% increase. We have made substantial progress in 2011, and look forward to 2012. We expect the economy to continue to grow, although modestly given the legislative and European economic headwinds, but are excited to face the challenges ahead.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight by using third party capacity, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating revenues:
Truckload	$104,175	$91,850	$423,182	$370,096
Brokerage	46,262	41,623	173,820	147,970
Intermodal	24,197	22,660	102,769	87,877

Total operating revenues	174,634	156,133	699,771	605,943

Operating expenses:
Purchased transportation	133,810	119,407	538,313	461,041
Commissions expense	10,375	9,872	41,930	38,805
Other operating expense	3,720	3,007	14,178	13,276
Selling, general, and administrative	13,305	11,492	52,367	49,253
Insurance and claims	4,475	4,360	16,956	17,205
Depreciation and amortization	2,921	2,821	11,636	10,996

Total operating expenses	168,606	150,959	675,380	590,576

Income from operations	6,028	5,174	24,391	15,367
Interest income, net	10	39	58	120
Other non-operating income	387	149	1,778	5,969

Income before provision for income taxes	6,425	5,362	26,227	21,456
Provision for income taxes	2,881	2,188	10,414	8,712

Net income	$3,544	$3,174	$15,813	$12,744

Earnings per common share:
Basic	$0.23	$0.20	$1.01	$0.80
Diluted	$0.23	$0.20	$1.01	$0.80
Weighted average number of common shares outstanding:
Basic	15,555	15,780	15,594	15,917
Diluted	15,555	15,780	15,594	15,917
Dividends paid per common share:	$—	$—	$1.00	$—

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$878	$6,261
Marketable securities	16,059	15,041
Accounts receivable – net	74,876	68,833
Other current assets	17,527	11,362

Total current assets	109,340	101,497
Property and equipment – net	89,985	78,206
Other long-term assets – net	29,619	32,345

Total assets	$228,944	$212,048

Liabilities and shareholders’ equity
Total current liabilities	$55,650	$42,294
Total long-term liabilities	11,158	5,543

Total liabilities	66,808	47,837
Total shareholders’ equity	162,136	164,211

Total liabilities and shareholders’ equity	$228,944	$212,048

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Average number of tractors provided by owner-operators
Truckload	2,527	2,449	2,490	2,474
Intermodal	657	652	665	637

Total	3,184	3,101	3,155	3,111

Truckload Revenues:
Average operating revenues per loaded mile	$3.06	$2.67	$2.96	$2.56
Average operating revenues per loaded mile, excluding fuel surcharges	$2.52	$2.34	$2.46	$2.25
Average operating revenues per load	$1,123	$1,061	$1,100	$1,011
Average operating revenues per load, excluding fuel surcharges	$928	$930	$914	$891
Average length of haul (2)	368	398	372	396
Number of loads	92,739	86,606	384,641	366,017

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.33	$2.38	$2.36	$2.11
Average operating revenues per load (1)	$1,391	$1,495	$1,392	$1,325
Average length of haul (1)(2)	598	629	589	626
Number of loads (1)	29,402	25,572	111,931	100,233

Intermodal Revenues:
Drayage (in thousands)	$21,727	$20,394	$92,836	$79,750
Depot (in thousands)	$2,470	$2,266	$9,933	$8,127

Total (in thousands)	$24,197	$22,660	$102,769	$87,877

Average operating revenues per loaded mile	$4.19	$3.74	$4.18	$3.46
Average operating revenues per loaded mile, excluding fuel surcharges	$3.36	$3.23	$3.42	$3.02
Average operating revenues per load	$290	$283	$308	$292
Average operating revenues per load, excluding fuel surcharges	$233	$244	$252	$255
Number of loads	74,830	72,048	301,357	273,337

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(2)	Average length of haul is computed using loaded miles.